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Rise Gold Reports Progress on Idaho-Maryland Use Permit

April 5, 2022 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") reports that the public comment period for the Draft Environmental Impact Report on the Idaho-Maryland Mine Project is complete.

The Nevada County government released the Draft Environmental Impact Report (the "DEIR") for the Idaho-Maryland Mine Project (the "IMM Project") on January 4, 2022. The report's release was a major milestone toward the approval of the Company's Use Permit Application to reopen the historic past-producing Idaho-Maryland Gold Mine. The 60-day public comment on the DEIR was extended to 91 days, ending on April 4, 2022. Over 1,000 local residents provided comments to the county in support of the IMM Project. The Company will provide more information on the public comments received by the county as the information becomes available.

The independently prepared DEIR was the culmination of two years of intensive study by the Nevada County government with the support of its consultant, Raney Planning & Management Inc., an experienced firm located in Sacramento, and contributions from many qualified technical experts and scientists. The DEIR concluded that there are no significant impacts to air quality, biological resources, water quality, groundwater, vibrations, or noise from operations from the proposed re-opening of the Idaho-Maryland Gold Mine.

A general outline of the remaining milestones in the Use Permit Application process are as follows:

  After review of the DEIR's public comments, Nevada County will publish a Final Environmental Impact Report (the "FEIR") which will include responses to public comments;
  The Nevada County Planning Commission will hold a public hearing to consider the FEIR and make a recommendation on project approval to the Nevada County Board of Supervisors;
  The Board of Supervisors will hold a public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required to approve the project.

The timeline to complete the Use Permit Application process is largely dependant on the Nevada County government and the completion of the FEIR. The Company estimates that the Use Permit for the IMM Project could be granted by late summer or fall of 2022.

The Nevada County Board of Supervisors has approved three mining projects in recent years. The Boca Quarry Expansion, a surface aggregate mine with a production of up to 1 million tons per year, was approved in 2019. In addition, the Greenhorn Creek Mining Expansion, a surface aggregate mine with a production of up to 600,000 tons per year, was approved in 2017 and the Blue Lead Gold Mine, a surface placer gold mine with a production of up to 400,000 tons per year, was approved in 2015.

A recent survey of Nevada County conducted by J. Wallin Opinion Research demonstrates strong local support for the IMM Project. A majority (59%) of respondents supported the re-opening of the Idaho-Maryland Gold Mine, with only 34% of respondents opposed. Majority support for the project is consistent across all the county's five districts.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

About Rise Grass Valley Inc.

Rise Grass Valley, a subsidiary of Rise Gold Corp., proposes to reinitiate underground mining and gold mineralization processing at the Idaho‐Maryland Mine in unincorporated Nevada County. State-of-the-art facilities utilizing environmentally friendly technology will be located on the Brunswick Industrial Site. To learn more about the project and community, visit www.risegrassvalley.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.